INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports 2012 Results; Initiates $300 Million Share Repurchase Program

Schaffhausen, Switzerland/February 20, 2013/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced fourth quarter and full year results for the period ended December 29, 2012.

Fourth Quarter 2012 Financial Summary:

•	Total revenue of $769 million, down 16% from $910 million in fourth quarter 2011:
•	Automotive/Mobile segment revenue decreased 25% to $437 million
•	Outdoor segment revenue decreased 2% to $119 million
•	Fitness segment revenue increased 10% to $104 million
•	Aviation segment revenue decreased 2% to $70 million
•	Marine segment revenue decreased 9% to $39 million
•	Geographically, revenues decreased in all regions compared to fourth quarter 2011:
•	Americas revenue was $445 million compared to $537 million, down 17%
•	EMEA revenue was $253 million compared to $301 million, down 16%
•	APAC revenue was $71 million compared to $72 million, down 1%
•	Gross margin increased to 49% compared to 48% in fourth quarter 2011
•	Operating margin decreased to 19% compared to 22% in fourth quarter 2011
•	Diluted EPS decreased 22% to $0.66 from $0.85 in fourth quarter 2011; pro forma EPS decreased 29% to $0.68 from $0.96 in the same quarter of 2011. (Pro forma EPS excludes the impact of foreign currency transaction gains or losses.)
•	Effective tax rate increased to 16.5% from 10.6% in fourth quarter 2011
•	Generated $163 million of free cash flow in fourth quarter 2012.

Fiscal Year 2012 Financial Summary:

•	Total revenue of $2.72 billion, down 2% from $2.76 billion in 2011
•	Automotive/Mobile segment revenue decreased 6% to $1.49 billion
•	Outdoor segment revenue increased 11% to $402 million
•	Fitness segment revenue increased 8% to $322 million
•	Aviation segment revenue increased 2% to $292 million
•	Marine segment revenue decreased 6% to $208 million

•	Asia Pacific (APAC) contributed growth while the Americas and Europe, Middle East and Africa (EMEA) declined:
•	Americas revenue was $1.51 billion compared to $1.53 billion, down 1%
•	EMEA revenue was $945 million compared to $983 million, down 4%
•	APAC revenue was $257 million compared to $248 million, up 4%
•	Gross margin increased to 53% compared to 49% in 2011
•	Operating margin increased to 22% from 20% in 2011
•	Diluted earnings per share (EPS) increased 3% to $2.76 from $2.67 in fiscal year 2011; pro forma EPS increased 4% to $2.85 from $2.73 in fiscal year 2011. (Pro forma EPS excludes the impact of foreign currency transaction gains or losses.)
•	Effective tax rate increased to 13.1% from 10.8% in fiscal year 2011
•	Generated over $646 million of free cash flow in 2012 leading to a cash and marketable securities balance of $2.9 billion.

Note: In accordance with GAAP, the Company is deferring significant revenue and the related costs associated with high margin sales of lifetime maps, connected services and premium traffic over their estimated economic life. A table outlining the impact of this net deferral in both 2012 and 2011 is included for reference. Results have not been adjusted unless specifically stated as such.

Business highlights:

•	Achieved full year gross and operating margin expansion allowing for EPS growth.
•	Sold almost 15.4 million units in 2012 with unit growth in outdoor, fitness, and automotive OEM largely offsetting declines in personal navigation devices (PND).
•	Continued to be the world-wide PND market share leader with market share gains globally.
•	Honored as a new addition to the S&P 500 on December 12.
•	Unveiled our next-generation infotainment system, K2, featuring a digital cockpit providing drivers a safe and intuitive way to stay connected and access all the functions they need while on the road.
•	Introduced the 2013 nüvi® lineup in January 2013 with improved form factors and features, including Real Directions™, to appeal across a broad spectrum of customers.
•	Launched the Edge® 510 and 810 for cyclists providing the accuracy and reliability expected from Garmin with the additional benefit of real-time connectivity.

Executive overview from Cliff Pemble, President and Chief Executive Officer:

“Entering 2012, we forecasted $2.7-2.8 billion of revenue and $2.45-2.60 of EPS. I am pleased to say that we met or exceeded those targets through a combination of solid execution by our associates and ongoing market share gains across our diverse set of products and geographies,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “Though business trends decelerated in the fourth quarter, we remain focused on new product development and market share gains to offset the secular declines in the PND industry and the continued generation of long-term shareholder value.

The automotive/mobile segment revenues declined 6% and 25% for the full year and fourth quarter, respectively. We experienced steeper declines in the quarter as our consistent market share gains could no longer offset the industry declines. Though the PND market size continued to decline in 2012, we again emerge from the year with increased market share and strong profitability. As we look at long-term opportunities within the segment, we remain focused on capturing market share in the OEM infotainment industry. Our K2 digital cockpit for the auto OEM market was well-received at the recent Consumer Electronics Show garnering a nomination for CNET’s Best of Show. We continue to pursue business opportunities in this high growth segment with our innovative solutions.

The outdoor segment posted a slight revenue decline in the fourth quarter as we compared against fourth quarter 2011 when growth was 35%. For the full year, the segment grew 11% and contributed $165 million of operating income. We continued to see strong results from our golf portfolio, as well as our dog-focused products. As we enter 2013, we are excited to offer additional products in each of those niches with the Approach® S2 for the golf community and the BarkLimiter™ and the Delta™ series designed for both the pet and sport dog markets. These products, along with other compelling introductions to come later in the year, are expected to contribute to growth in 2013.

The fitness segment posted revenue growth of 10% in the quarter and full-year growth of 8%, contributing $112 million of full year operating income. Growth in the segment fell slightly short of our full-year expectations due to product delays but strong fourth quarter results point to ongoing growth opportunities within the category. As we had anticipated, the Forerunner® 10 was a popular holiday gift and we expect the momentum from that product to continue in 2013. In addition, we recently launched the connected Edge 510 and 810 for the cycling community which offer live tracking capabilities. The product pipeline is robust driving our expectations for growth in 2013.

Aviation segment revenues decreased slightly in the fourth quarter but increased 2% on a full year basis, contributing $73 million of full year operating income. While the general aviation market remains challenging with OEM production showing few signs of recovery, we are investing for the future and looking forward to significant certification completions with both LearJet and Cessna in 2013. We have also introduced new aftermarket products that we expect to drive increased demand in 2013 including VHF radios and FAA certified traffic solutions, covering both airborne and ground-based traffic. We anticipate that these events will lead to stronger growth in 2013.

The marine segment posted full year and fourth quarter revenue declines of 6% and 9%, respectively. The marine industry, like aviation, has been slow to recover and economic turmoil in southern Europe has worsened the situation. We have continued to invest heavily in research and development for our marine segment causing a significant decline in operating margins and profits. While this is difficult in the near-term, we do believe that it is justified by the long-term opportunities presented in terms of both market share gains and industry improvement. New chartplotters, fishfinders and a marine-focused watch are a result of this investment and should allow us to return to revenue growth in 2013.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“While fourth quarter results did not meet our expectations, we remain excited about the long-term opportunities that are developing as we continue to invest in growing industries and expand our strong position in others,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd. “With dedicated associates and a diversified business model, we will execute around a 2013 business plan focused on innovation and efficiency to drive long-term growth.

Gross margin for the overall business in the fourth quarter was 49% which represents an improvement from the fourth quarter 2011 level of 48%. The improvement resulted from strong margins in aviation where a variety of factors contributed including product mix and a 2011 OEM program contribution that negatively impacted margins. The automotive/mobile segment gross margin was consistent at 38%.

Operating margin for the overall business was 19% in the current quarter as improved gross margins were offset by deleveraging of operating expenses. Total operating expenses were down $10 million on a year-over-year basis. Advertising expenses decreased by $9 million as volume-related cooperative advertising declined. Selling, general and administrative and research and development expenses were basically flat year-over-year.

We generated $163 million of free cash flow in the fourth quarter of 2012 and $646 million for the full year. Our strong cash generation will continue to fund significant returns to our shareholders through our quarterly dividend and recently approved share buyback program. The strong cash and marketable securities balance of approximately $2.9 billion at the end of the year also affords us the opportunity to pursue acquisitions that fit within our corporate framework.”

Dividend Recommendation and Share Repurchase Program

The Board intends to recommend to the shareholders for approval at the annual meeting to be held on June 7, 2013 a cash dividend in the amount of $1.80 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments. The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$s per share
June 28, 2013	June 18, 2013	$0.45
September 30, 2013	September 16, 2013	$0.45
December 31, 2013	December 16, 2013	$0.45
March 31, 2014	March 17, 2014	$0.45

In addition, we have one additional payment of $0.45 due on March 29, 2013 to shareholders of record on March 15, 2013.

On February 15, our Board of Directors authorized the Company to repurchase up to $300 million of the Company’s shares as market and business conditions warrant through December 31, 2014. The repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The Company views the stock repurchase as an appropriate use of cash given the long-term growth prospects of the Company and ongoing free cash flow generation.

2013 Guidance

2013 Guidance
Revenue	$2.5 – 2.6 B
Gross Margin	53 - 54%
Operating Income	$480 - $500 M
Operating Margin	19 - 20%
EPS (Pro Forma)	$2.30 - $2.40

We expect 2013 revenue of $2.5 - $2.6 billion as growth in the outdoor, fitness, marine and aviation segments partially offset ongoing declines in the PND market. We anticipate gross margins to be stable to slightly improved at 53-54% while operating margins decline slightly to 19-20% due to ongoing research and development investment. This results in a currently forecasted 2013 EPS range of $2.30 - $2.40. This EPS range assumes an effective tax rate of 14% and a full-year EUR/USD currency exchange rate of 1.30.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net Income (GAAP)	$129,294	$165,556	$542,403	$520,896
Foreign currency (gain) / loss, net of normalized tax effects	$3,254	$21,930	$17,389	$10,790
Net income (Pro Forma)	$132,548	$187,486	$559,792	$531,686

Net income per share (GAAP):
Basic	$0.66	$0.85	$2.78	$2.68
Diluted	$0.66	$0.85	$2.76	$2.67

Net income per share (Pro Forma):
Basic	$0.68	$0.96	$2.87	$2.74
Diluted	$0.68	$0.96	$2.85	$2.73

Weighted average common shares outstanding:
Basic	195,101	194,319	194,909	194,105
Diluted	196,275	195,100	196,213	194,894

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$174,711	$224,858	$684,745	$822,334
Less: purchases of property and equipment	$(11,564)	$(11,843)	$(38,445)	$(38,366)
Free Cash Flow	$163,147	$213,015	$646,300	$783,968

Net deferred revenues and costs

The following table illustrates the net effect of deferred revenues and costs associated with certain products bundled with content and services in the current quarter and year-to-date periods. These deferred revenues and costs are being amortized over the estimated economic lives of the products. Additional details will be available in the Annual Report on Form 10-K for the year ended December 29, 2012 that will be filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983) next week.

Garmin Ltd. And Subsidiaries

Net Deferred Revenue Impact (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Net sales	$(33,035)	$(71,976)	$(68,303)	$(179,333)
Cost of goods sold	(6,510)	(14,793)	(15,451)	(36,117)
Gross profit	(26,525)	(57,183)	(52,852)	(143,216)

Operating income	(26,525)	(57,183)	(52,852)	(143,216)

Income tax provision based on normalized tax effects	(4,386)	(6,045)	(6,950)	(15,510)

Net income	$(22,139)	$(51,138)	$(45,902)	$(127,706)

Net income per share:
Basic	$-0.11	$-0.26	$-0.24	$-0.66
Diluted	$-0.11	$-0.26	$-0.23	$-0.66

Return on invested capital (ROIC)

Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital. ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. And Subsidiaries

Return on Invested Capital (ROIC)

(in thousands)

	52-Weeks Ended	53-Weeks Ended
	December 29,	December 31,
	2012	2011
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$604,160	$553,767
Less: Taxes on Operating Income	$(79,447)	$(59,973)
Net Operating Profit after Taxes (NOPAT)	$524,713	$493,794

Invested Capital (IC):
Total Assets	$4,819,124	$4,471,338
Less: Cash & Marketable Securities	$(2,872,575)	$(2,495,315)
Less: Deferred Income Taxes	$(162,704)	$(150,147)
Less: Non-Interest Bearing Current Liabilities	$(909,026)	$(858,279)
Operating Invested Capital (IC)	$874,819	$967,597

Return on Invested Capital	60%	51%

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 20, 2012 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (888) 437.9366 (due to the limited number of lines available, we encourage you to participate via the webcast).
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until March 27, 2013 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2013, the Company’s expected segment revenue growth rate, margins, new products to be introduced and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, fitness, marine, aviation, and OEM applications. A member of the S&P 500 Index, Garmin Ltd. is incorporated in Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, nüvi, Approach, and Forerunner are registered trademarks, and Real Directions, Edge, BarkLimiter and Delta are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	December 29,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,231,180	$1,287,160
Marketable securities	153,083	111,153
Accounts receivable, net	603,673	607,450
Inventories, net	389,931	397,741
Deferred income taxes	68,785	53,670
Deferred costs	53,948	40,033
Prepaid expenses and other current assets	35,520	77,630
Total current assets	2,536,120	2,574,837

Property and equipment, net	409,751	417,105

Marketable securities	1,488,312	1,097,002
Restricted cash	836	771
Noncurrent deferred income tax	93,920	88,637
Noncurrent deferred costs	42,359	40,823
Intangible assets, net	232,597	246,646
Other assets	15,229	5,517
Total assets	$4,819,124	$4,471,338

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$131,263	$164,010
Salaries and benefits payable	55,969	45,964
Accrued warranty costs	37,301	46,773
Accrued sales program costs	57,080	52,262
Deferred revenue	252,375	188,987
Accrued license fees	71,745	99,025
Accrued advertising expense	25,192	31,915
Other accrued expenses	69,806	67,912
Deferred income taxes	332	5,782
Income taxes payable	32,031	77,784
Dividend payable	175,932	77,865
Total current liabilities	909,026	858,279

Deferred income taxes	2,467	4,951
Non-current income taxes	181,754	161,904
Non-current deferred revenue	193,047	188,132
Other liabilities	1,034	1,491

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 195,591,854 shares outstanding at December 29, 2012 and 194,622,617 shares outstanding at December 31, 2011	1,797,435	1,797,435
Additional paid-in capital	72,462	61,869
Treasury stock	(81,280)	(103,498)
Retained earnings	1,604,625	1,413,582
Accumulated other comprehensive income	138,554	87,193
Total stockholders' equity	3,531,796	3,256,581
Total liabilities and stockholders' equity	$4,819,124	$4,471,338

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Net sales	$768,548	$909,644	$2,715,675	$2,758,569

Cost of goods sold	394,694	475,857	1,277,195	1,419,977

Gross profit	373,854	433,787	1,438,480	1,338,592

Advertising expense	46,806	55,660	138,757	145,024
Selling, general and administrative expense	94,026	93,383	369,790	341,217
Research and development expense	83,263	84,655	325,773	298,584
Total operating expense	224,095	233,698	834,320	784,825

Operating income	149,759	200,089	604,160	553,767

Other income (expense):
Interest income	8,830	9,494	35,108	32,812
Foreign currency	(3,898)	(24,523)	(20,022)	(12,100)
Other	219	67	5,282	9,682
Total other income (expense)	5,151	(14,962)	20,368	30,394

Income before income taxes	154,910	185,127	624,528	584,161

Income tax provision	25,616	19,571	82,125	63,265

Net income	$129,294	$165,556	$542,403	$520,896

Net income per share:
Basic	$0.66	$0.85	$2.78	$2.68
Diluted	$0.66	$0.85	$2.76	$2.67

Weighted average common shares outstanding:
Basic	195,101	194,319	194,909	194,105
Diluted	196,275	195,100	196,213	194,894

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	52-Weeks Ended	53-Weeks Ended
	December 29,	December 31,
	2012	2011
Operating Activities:
Net income	$542,403	$520,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	52,632	54,610
Amortization	37,835	39,925
Gain on sale of property and equipment	(367)	(2,192)
Provision for doubtful accounts	4,678	2,317
Deferred income taxes	(32,080)	(42,475)
Unrealized foreign currency losses	40,042	18,583
Provision for obsolete and slow moving inventories	11,003	16,047
Stock compensation expense	29,274	40,212
Realized gains on marketable securities	(2,980)	(4,322)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,077	169,543
Inventories	3,997	(6,385)
Other current and non-current assets	39,717	(60,996)
Accounts payable	(38,929)	(26,329)
Other current and non-current liabilities	(33,235)	(61,103)
Deferred revenue	67,931	179,439
Deferred costs	(15,441)	(36,120)
Income taxes payable	(30,812)	20,684
Net cash provided by operating activities	684,745	822,334

Investing activities:
Purchases of property and equipment	(38,445)	(38,366)
Proceeds from sale of property and equipment	757	4,127
Purchase of intangible assets	(6,783)	(6,933)
Purchase of marketable securities	(1,429,593)	(1,172,555)
Redemption of marketable securities	985,598	779,213
Change in restricted cash	(65)	506
Acquisitions, net of cash acquired	(7,697)	(54,190)
Net cash used in investing activities	(496,228)	(488,198)

Financing activities:
Dividends paid	(253,386)	(310,763)
Issuance of treasury stock related to equity awards	22,798	22,337
Tax benefit from issuance of equity awards	(516)	3,313
Purchase of treasury stock	(18,745)	(22,300)
Net cash used in financing activities	(249,849)	(307,413)

Effect of exchange rate changes on cash and cash equivalents	5,352	(499)

Net (decrease)/increase in cash and cash equivalents	(55,980)	26,224
Cash and cash equivalents at beginning of period	1,287,160	1,260,936
Cash and cash equivalents at end of period	$1,231,180	$1,287,160

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended December 29, 2012

Net sales	$118,517	$103,973	$39,516	$436,654	$69,888	$768,548
Gross profit	$73,990	$62,570	$19,995	$166,153	$51,146	$373,854
Operating income	$46,579	$35,791	$(1,583)	$50,557	$18,415	$149,759

14-Weeks Ended December 31, 2011

Net sales	$121,045	$94,752	$43,250	$579,193	$71,404	$909,644
Gross profit	$82,161	$60,989	$25,868	$218,738	$46,031	$433,787
Operating income	$59,707	$40,808	$9,285	$77,750	$12,539	$200,089

52-Weeks Ended December 29, 2012

Net sales	$401,747	$321,788	$208,136	$1,492,440	$291,564	$2,715,675
Gross profit	$260,564	$204,615	$125,201	$642,913	$205,187	$1,438,480
Operating income	$164,611	$111,807	$34,000	$220,766	$72,976	$604,160

53-Weeks Ended December 31, 2011

Net sales	$363,223	$298,163	$221,730	$1,590,598	$284,855	$2,758,569
Gross profit	$238,850	$181,759	$129,653	$597,017	$191,313	$1,338,592
Operating income	$161,511	$102,101	$57,645	$160,837	$71,673	$553,767